Exhibit 99.1

July 19, 2007 Steven F. Nicola
                                                                        Chief Financial Officer, Secretary &
                                            Treasurer
                                                                        412:442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
THIRD QUARTER EARNINGS RELEASE AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, July 19, 2007 -- Matthews International Corporation (NASDAQ NNM MATW) today announced earnings for the third fiscal quarter ended June 30, 2007.  Net income for the quarter was $12.0 million versus $17.7 million for the same quarter last year.  Earnings per share for the third quarter of fiscal 2007 were $0.38.  The results of the fiscal 2007 third quarter were unfavorably impacted by special charges totaling $10.7 million, or $0.21 per share.  These special charges principally included the acceleration of earnout payments and related costs in the resolution of employment agreements from the acquisition of Milso Industries.  Special charges for the current quarter also included severance and other costs related to restructuring activities in several of the company’s businesses.  Earnings per share for the fiscal 2006 third quarter were $0.55.  Sales in the quarter were $185.5 million, compared to $181.8 million a year ago.

Net income for the nine months ended June 30, 2007 was $44.5 million, compared to $47.5 million for the same period last year.  Earnings per share for the first nine months of fiscal 2007 were $1.40.  Special charges for the first nine months of fiscal 2007 totaled $12.9 million, or $0.25 per share.  Earnings per share for the first nine months of fiscal 2006 were $1.47.  Sales for the nine months ended June 30, 2007 increase 5.8 percent to $563.9 million, compared to $533.0 million a year ago.

In discussing the financial results for the quarter and nine months ended June 30, 2007, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“As we cautioned in the discussion of our results last quarter, the fiscal 2007 third quarter proved to be extremely challenging.  While the transition resulting from the expiration of the contract with our largest independent casket distributor has been progressing steadily, the pace has been a little slower than initially

Matthews International Corporation                            2 of 3                                    July 19, 2007

anticipated.  In addition, other segments of the Company’s business experienced softness in their markets, particularly the North American and U.K. Graphics businesses and the Merchandising Solutions segment.  To address these challenges, the Company took certain restructuring actions in several of its businesses with the objective of improving margins going forward.  The most significant of these initiatives was taken in our U.K. Graphics operations to better align its cost structure with its level of sales.  We also implemented actions in our Casket, North American Graphics and Merchandising Solutions businesses to improve their cost structures.”

Mr. Bartolacci further stated, “For the first nine months of fiscal 2007, the Company’s earnings excluding special charges were within the guidance range we provided early in the fiscal year and within our long-term growth objectives.  At present, we are expecting some of the recent softness in our businesses to continue into the fourth quarter.  As a result, we are currently projecting earnings for the fiscal 2007 fourth quarter in the range of $0.55 per share to $0.58 per share.  As we look forward into fiscal 2008, our current estimates continue to project growth within our long-term objective of 12 percent to 15 percent.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.055 per share on the Company’s common stock for the quarter ended June 30, 2007. The dividend is payable August 14, 2007 to stockholders of record July 31, 2007.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                            3 of 3                                    July 19, 2007

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Nine Months Ended
	6/30/06	6/30/07	6/30/06	6/30/07
Sales	$181,804	$185,477	$532,981	$563,880
Operating Profit	30,523	21,129	82,002	76,958
Income before Taxes	28,375	19,277	76,066	71,315
Income Taxes	10,669	7,248	28,601	26,814
Net Income	$17,706	$12,029	$47,465	$44,501
Earnings per Share *	$0.55	$0.38	$1.47	$1.40
Weighted Average Shares	32,295,130	31,715,590	32,332,168	31,853,637

*	Earnings per share for the quarter and nine months ended June 30, 2007 included special charges of $0.21 per share and $0.25 per share, respectively.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.